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                 [Thelen, Marrin, Johnson & Bridges Letterhead]
                                 1 August 1996

                                                                         17173/1



Kaye Kotts Associates Inc.
15490 Ventura Boulevard
Sherman Oaks, California 91403

Gentlemen:

                 We have acted as counsel to Kaye Kotts Associates Inc. (the "Company") in connection with the registration by the Company of the Company's Common Stock underlying the Kaye Kotts Associates Inc. 1995 Stock Incentive Plan (the "1995 Plan") and the Kaye Kotts Associates Inc. Directors Stock Option Plan (the "Directors Plan"). The 1995 Plan provides for the grant of options to purchase up to 666,000 shares of the Company's Common Stock. The Directors Plan provides for the grant of options to purchase up to 50,000 shares of the Company's Common Stock. In this opinion, all of such shares of Common Stock are referred to collectively as the "Shares." Such Shares of the Company are being registered under the Securities Act of 1933, as amended, in a registration statement on Form S-8 to be filed with the Securities and Exchange Commission on August 2, 1996 (the "Registration Statement"). We are familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Shares.

                 Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that, when issued as described in the Registration Statement, the Shares offered by the Company will be legally issued, fully paid and nonassessable.

                 We consent to the filing of this opinion as an exhibit to the Registration Statement.



                                        Very truly yours,


                                        /s/ Thelen, Marrin, Johnson & Bridges